EXCHANGE OF SHARES AGREEMENT

by, between and among

E-motion Apparel, Inc.

&

12 ReTech Corporation,

and

Hubert J. (“Hub”) Blanchette

This Exchange of Shares Agreement (“Agreement”) is entered into as of the Effective Date by, between and among, defined below, BUYER, TARGET, and SELLER. The parties to this Agreement are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, SELLER owns the number of shares of common stock of TARGET set forth on Schedule A attached hereto which represent 100% of the capital stock issued and outstanding of TARGET (the “TARGET Shares”);

WHEREAS, BUYER has authorized for issuance the number of shares of common stock of BUYER (the “BUYER Shares”) set forth on Schedule B hereto; and

WHEREAS, SELLER wishes to sell, and BUYER wishes to purchase, 100% of TARGET Shares in exchange for the BUYER Shares, designated for SELLER on the Schedules A AND C by way of exchange of shares;

NOW, THEREFORE, in consideration of the mutual terms and covenants set forth herein, the Parties approve and adopt this Agreement and mutually covenant and agree with each other as follows:

DEFINITIONS

“ACTION” means any action, suit, proceeding, investigation or governmental approval process.

“AGREEMENT” has the meaning set forth on the first page hereof.

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“Affiliate” means a Person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified, such as directors, officers, and, as to any Person that is an individual, such individual’s spouse, parents, grandparents, siblings, and lineal descendants.

“BUYER” means 12 ReTech Corporation, a corporation organized in the state of Nevada, USA that is publicly listed under the symbol: RETC.

“BUYER INDEMNIFIED PARTIES” means BUYER and each officer, director, employee, agent, partner, shareholder, and Affiliate of BUYER.

“BUYER SHARES” means those shares of the common stock of BUYER identified on Schedule B.

“BREACH” means any material breach of the terms of this Agreement or any ancilliary agreements between the Parties.

“BREACHING OR BREAKING EVENT” means specifically those events that would cause a breach or break in the Stand By Period.

“CLOSING” means the Closing Date.

“CLOSING DATE” means the date that this Agreement and all exhibits are executed.

“CONDITION” means a Party’s business, properties, operations, earnings, assets, liabilities, condition (financial or otherwise).

“CONTRACT” means any contract, agreement, note, instrument, franchise, lease, license, commitment, arrangement, or understanding, written or oral.

“EFFECTIVE DATE” shall be upon the execution of this agreement.

“ESCROW AGENT” shall mean Belmont Acquisitions Corp. (“Belmont”).

“ESCROW SHARES” means all of the TARGET SHARES and all of the BUYER SHARES delivered as part of this Exchange of Shares Agreement.

“FUNDS” means for the purposes of this Agreement the monies that remained in TARGET at closing that are by the terms of this Agreement the property of SELLERS.

“GAAP” means generally accepted accounting principles consistently applied.

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“GOVERNMENTAL AUTHORITY” means any court or governmental authority, department, commission, board, bureau, agency, or instrumentality, domestic or foreign.

“INDEMNIFIED COSTS” means: (a) any and all damages, losses, claims and other liabilities of any and every kind, including, without limitation, judgments, and costs of settlement, and (b) any and all out-of-pocket costs and expenses of any and every kind, including, without limitation, reasonable fees, and disbursements of counsel.

“INTELLECTUAL PROPERTY” means all: (a) trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (b) copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (c) trade secrets and confidential business information (including ideas, research and development, knowhow, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, pricing and cost information, and business and marketing plans and proposals); (d) other proprietary rights; and (e) copies and tangible embodiments thereof (in whatever form or medium).

“INTELLECTUAL PROPERTY LICENSE” means any Contract to use any Intellectual Property.

“LAW” means any law, statute, treaty, ordinance, rule, regulation, or policy, domestic or foreign, of any Governmental Authority

“LEGAL OPINION” means the written opinion of legal counsel representing BUYER that allows the removal of a restrictive legend on a stock certificate that relies upon an exemption to registration under regulation D as promulgated by the SEC.

“LEGAL TITLE” means the ownership of the common shares of the TARGET and/or BUYER as such may apply.

“LETTER OF INTENT or LOI” No LOI was executed between the Parties in regards to this transaction.

“LIABILITY(IES)” means any obligation, indebtedness, commitment, guaranty, or any other item, whether direct or indirect, absolute, accrued, contingent or otherwise, and whether due or to become due.

“LIENS” means all liens, claims, pledges, charges, agreements, and encumbrances of any kind whatsoever.

“MICRO-BRAND(S)” means any acquisition of a company having its own products or “brand” that has $50 million or less in annual revenue.

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“NON-BINDING LETTER OF INTENT” There was no Non-Binding Letter of Intent executed between the Parties in reference to this transaction

“ORDER” means any order, injunction, writ, compliance agreement, decree, ruling or decision of a Governmental Authority.

“PERMIT” means any license, permit, order, certificate, authorization, or approval of a Governmental Authority.

“PERSON” means any individual, partnership, corporation, unincorporated organization or association, limited liability company, trust, or other entity.

“RETURN(S)” means any foreign or domestic, federal, state, city, county, or local income, franchise, sales, use or value added tax return and report, or any other tax return, report, and statement required to be filed by a Party in any jurisdiction.

“SEC” means the United States Securities and Exchange Commission.

“SECURITIES ACT” means the Securities Act of 1933, as amended, supplemented, modified or restated from time to time.

“SELLER” means Hubert J. (“Hub”) Blanchett who owns 100% of the outstanding equity (shares) of Target.

“SELLER INDEMNIFIED PARTIES” means TARGET and SELLER, each Affiliate of Target and Seller, and each officer, director, employee, and agent of TARGET.

“STANDBY PERIOD” means that period of time defined in this Agreement (Section 9) whereby the BUYER can “claw-back” their shares due to non-performance of SELLER.

“TARGET” means E-motion Apparel, Inc. a corporation organized in the state of California, USA together with all wholly owned subsidiaries or controlled subsidiaries to include but not be limited to: Lexi-Luu Designs, Inc ( a Nevada Corporation), Punkz Gear, Inc. (a Wyoming Corporation), Cleo VII, Inc. (a Nevada Corporation) and Skipjack Dive & Dance Wear, Inc. (a Nevada Corporation)..

“TARGET FINANCIAL STATEMENTS” The Parties acknowledge receipt of the financials.

“TARGET Shares” are those shares of the common stock of TARGET identified on Schedule A.

“TARGET Subsidiaries” shall mean: Lexi-Luu Designs, Inc ( a Nevada Corporation), Punkz Gear, Inc. (a Wyoming Corporation), Cleo VII, Inc. (a Nevada Corporation) and Skipjack Dive & Dance Wear, Inc. (a Nevada Corporation).

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“TAXES” means any tax, assessment, fee, interest, penalties, and other charge of kind whatsoever imposed by any Governmental Authority.

“UP-LIST” means the action of BUYER being approved to move up to a listing on either the NASDAQ or NYSE AME exchange(s) which as one of its requirements is the need to have a $4.00 market share price.

1. AGREEMENTS

1.	Recitals and Schedules. The Recitals set forth in this Agreement, along with the schedules and exhibits attached hereto, are incorporated into this Agreement as though fully set forth in this Section 1.

2. SHARES ACQUIRED AND SCHEDULES AND CLOSING

2.1	As of the Closing or Closing Date, for consideration and in reliance on the representations, warranties, and agreements of the Parties herein, on the Closing Date, BUYER shall sell and transfer the BUYER Shares, to SELLER, free and clear of LIENS, and SELLER shall sell and transfer to BUYER, the TARGET Shares, free and clear of all LIENS. The transaction shall take the form of an exchange of shares pursuant to the terms and conditions of this Agreement.

2.2	TARGET Shares shall represent all of the issued and outstanding capital stock of TARGET.

2.3	A detailed list assets and liabilities of TARGET have been provided to BUYER on exhibit C and the liabilities consist only of a 10 year obligation of Bitzio Corp and the capital needed to reinstate the corporate charters of the subsidiaries.

2.4	A summary of TARGET’s Material Contracts is provided in Schedule E.

2.5	SELLER and TARGET represent and warrant that the items and information contained in Schedules A and C through G are accurate and complete as of the date of this Agreement and will remain accurate and complete through the Closing Date with the exception of changes in the ordinary course of business that are not material

2.6	The Closing of this Agreement, being the Closing Date, shall be the date that this agreement is executed and all contingencies excepting those in Section 9 are met, unless SELLER and BUYER extend such date by written consent.

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3. CONSIDERATION.

3.1       For consideration and in reliance on the representations, warranties, and agreements of the Parties herein, on the Closing Date, BUYER shall sell and transfer the BUYER Shares, to SELLER, free and clear of LIENS, and SELLER shall sell and transfer to BUYER, the TARGET Shares, free and clear of all LIENS.

4. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF SELLER AND TARGET.

SELLER and TARGET, as of the Effective Date and as of the Closing Date, jointly and severally hereby represent and warrant to, and agree for the benefit of, BUYER as follows, (a) except as expressly otherwise disclosed in this Agreement or on any attached Schedule to the contrary; and (b) with the understanding that certain representations are being made to the best knowledge of SELLER.

4.1       Organization, Good Standing, and Qualification. TARGET is a corporation duly organized, validly existing and in good standing under the laws of California. TARGET has all requisite power and authority to carry on its business as now conducted and as proposed to be conducted. TARGET is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify could have a material adverse effect on Target’s Condition. However, Target needs to reinstate the TARGET SUBSIDIARIES within 30 days of closing.

4.2       Capitalization. The TARGET Shares have been duly and validly issued, are fully paid and non-assessable.

4.2.1       TARGET does not have outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock.

4.2.2       There are no agreements to which SELLER is a party with respect to the voting or transfer of the TARGET Shares and there are no preemptive rights, except as are identified on Schedule A.

4.2.3       Schedule A hereto includes the correct name of SELLER and the correct number of TARGET Shares owned by SELLER, and the liens on those Shares.

4.2.4       At Closing there will be no outstanding security, option, warrant, right, agreement, understanding or commitment of any kind entitling any person or entity to acquire any of the TARGET Shares.

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4.2.5       The TARGET Shares have not been registered with the SEC or any state regulatory authority. Neither the TARGET nor SELLER has granted any options or other rights to others to acquire equity interests in TARGET or in SELLER’s equity interest in TARGET.

4.3	Authority; Execution and Delivery; Requisite Consents, Non-violation.

4.3.1       SELLER and TARGET have, and, at the Closing will have, all requisite power and authority to execute, deliver and perform this Agreement and each other document or instrument executed by any of them, or any of TARGET’s officers, in connection herewith or therewith or pursuant hereto or thereto and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of TARGET.

4.3.2       This Agreement is duly executed and delivered by the Parties and is the legal, valid, and binding obligation of each, enforceable against each in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, or other similar laws affecting the enforceability of creditors’ rights in general or by general principles of equity.

4.3.3       The execution, delivery and performance of this Agreement, the consummation by SELLER and TARGET of the transactions contemplated hereby and thereby (including, without limitation, the offer, sale and delivery by SELLER of the TARGET Shares), to the best knowledge of SELLER and TARGET: (a) will not require the consent, license, permit, waiver, approval, authorization or other action of, by or with respect to, or registration, declaration or filing with, any Governmental Authority or any Person; (b) contravene: (i) any requirement of law to which it is subject, including without limitation the securities laws of any jurisdiction or the rules or regulations of any governmental entity or self-regulatory body; nor (ii) any judgment, decree, franchise, order or demand applicable to it; (c) conflict or be inconsistent with or result in any breach of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of its properties or assets pursuant to the terms of any indenture, mortgage, deed of trust agreement or other instrument to which it is a party or bound or to which it may be subject or violate any provision of its organization documents; or (d) will not require the satisfaction of any secured creditors.

4.3.4       To the best knowledge of SELLER and TARGET, neither TARGET nor SELLER is in default with respect to any Law which is likely to adversely affect its ability to perform its obligations hereunder and entering into this Agreement will not violate any of them.

4.3.5       TARGET does not presently own or control, directly or indirectly, any interest in any corporation, association, or other business entity. TARGET is not a participant in any joint venture, partnership, or similar arrangement.

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4.4       Financial Information. Schedule C contains the TARGET Financial Statements as of the date indicated in Schedule C. in detail, format and time period, acceptable to BUYER. The TARGET Financial Statements are materially true, accurate and complete, and fairly present the financial position of TARGET and of the results of operations and or cash flows for the periods then ended as presented and are consistent with the books and records of TARGET. There are no material changes in the financial condition of TARGET, other than in ordinary course of business. As of the Closing Date, TARGET and SELLER shall reconfirm the statements herein about the TARGET Financial Statements.

4.5       Certain Changes or Events. As to TARGET between Effective Date and the Closing:

4.5.1       there will have been no change in the Condition of TARGET, except for changes which have not been, in the aggregate, materially adverse to TARGET;

4.5.2       there will be no revocation or change in any Contract or Permit or right to do business, and no other event or occurrence of any character, whether insured against, which results, or could reasonably be expected to result, in a material adverse change in the Condition of TARGET;

4.5.3       TARGET will not authorize or made any distributions, or declare or pay any dividends, upon or with respect to any of its capital stock, nor will TARGET have redeemed, purchased, or otherwise acquired, or issued or sold, any of its capital stock;

4.5.4       TARGET will have not entered into any material Contract, other than in the ordinary course of business (in this Agreement, ordinary course of business means ordinary course and consistent with past practice);

4.5.5       TARGET will have not incurred any indebtedness for borrowed money or made any loans or advances to any Person, other than as disclosed on the TARGET Financial Statements;

4.5.6       there will have been no waiver by TARGET of a material right or of a material debt owed to TARGET;

4.5.7       TARGET will not have failed to satisfy or discharge any Lien, except in the ordinary course of business and which is not material to the Condition of TARGET; and

4.5.8       there will not have been any material change in any compensation, arrangement or agreement with any employee, director, shareholders, or Affiliate of TARGET.

4.5.9        the Parties acknowledge that TARGET is in the process of moving its production facility from California to the Salt Lake City Area to reduce costs and at the time of the execution of the Agreement production has ceased while the TARGET is executing minimal sales from inventory.

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4.6       Title to Assets. TARGET has good and marketable title to all of its assets and properties, free and clear of any Liens, except the lien to Bitzio Corp on Exhibit G. With respect to any assets or properties TARGET leases, TARGET holds a valid and subsisting leasehold interest therein, free and clear of any Liens, is in compliance, in all material respects, with the terms of the applicable lease, and enjoys peaceful and undisturbed possession under such lease. All of the assets and properties of TARGET that are necessary for the conduct of TARGET’s business as presently conducted or as proposed to be conducted by TARGET are in good operating condition and repair, subject to ordinary wear and tear.

4.7       Contracts. TARGET is not a party to, nor is any of TARGET’s assets or properties bound by, or subject to, any Contract of the following types, except for those identified in Schedule E:

4.7.1       any Contract pursuant to which TARGET, or another party thereto, is obligated to pay in excess of $10,000;

4.7.2       any Contract pursuant to which TARGET acquired the right to use any Intellectual Property or information that is material to or necessary in the business of TARGET, or pursuant to which TARGET has granted to others the right to use, or which otherwise relates to, TARGET’s Intellectual Property;

4.7.3       any Contract (other than advances of expenses to employees in the ordinary course of business) involving loans, loan agreements, debt securities, mortgages, deeds of trust, security agreements, suretyships or guarantees;

4.7.4        any Contract between TARGET and SELLER or an Affiliate of SELLER, except as described on Schedule E;

4.7.5       any deferred compensation agreements, bonus, pension, profit sharing, stock option and incentive plans or arrangements, hospitalization, medical and insurance plans, agreements and policies, retirement and severance plans and other employee compensation policies and agreements affecting employees of TARGET;

4.7.6       any Contract with any labor union affecting employees of TARGET;

4.7.7       any Contract that restricts TARGET from freely engaging in business or competing anywhere; or

4.7.8       any Contract that is otherwise material to the Condition of TARGET.

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4.8        Enforceability. TARGET’s Contracts are; (a) in full force and effect; and (b) constitute legal, valid, and binding obligations of TARGET. Each other party thereto, has performed in all material respects all obligations required to be performed by that party on or before the Closing date hereof under the Contracts. No violation exists in respect of a Contract on the part of TARGET or any other party thereto. None of the Contracts is currently being renegotiated. The validity, effectiveness and continuation of all Contracts will not be materially adversely affected by the transactions contemplated by this Agreement. except as described on Schedule E.

4.9        Intellectual Property. Set forth on Schedule F hereto is a true, correct, and complete list of TARGET’s Intellectual Property.

4.9.1       TARGET is the sole and exclusive owner, free and clear of all Liens except Lien to secured lender, and has all right, title and interest in all of the Intellectual Property and has secured duly authorized assignment of rights from all employees and independent contractors confirming that all Intellectual Property which they may have directly or indirectly worked on is owned by TARGET.

4.9.2       With respect to any Intellectual Property or trade secret necessary to conduct its business, TARGET owns or has the exclusive right to use such Intellectual Property or trade secret in its business.

4.9.3       TARGET owns or possesses sufficient licenses or other rights to use all Intellectual Property covered that are necessary to conduct the business of TARGET as now being conducted and as proposed to be conducted by TARGET.

4.10        Intellectual Property Licenses. Each of TARGET’s Intellectual Property Licenses is in full force and effect and constitutes a legal, valid, binding, and enforceable obligation in accordance with its terms against TARGET, and each other party thereto. TARGET has performed all obligations imposed upon TARGET under each of the Intellectual Property Licenses. Neither TARGET nor any other party thereto is in default thereunder, nor is there any event that with notice or lapse of time, or both, would constitute a default thereunder. TARGET has not received any notice that any other party to any of the Intellectual Property Licenses intends to cancel, terminate, or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. No licenses, sublicenses, covenants, or agreements have been granted or entered into by TARGET in respect of any of the Intellectual Property or any trade secret material of TARGET, except the Intellectual Property Licenses. No director, officer, shareholder, employee, or other Affiliate of TARGET owns, directly or indirectly, in whole or in part, any of the Intellectual Property or any trade secret material of TARGET. None of the officers, employees, consultants, distributors, agents, representatives, or advisors of TARGET have entered into any agreement relating to TARGET’s business regarding know-how, trade secrets, assignment of rights in inventions, or prohibition or restriction of competition or solicitation of customers, or any other similar restrictive agreement or covenant, whether written or oral, with any Person other than TARGET. The consummation of the transactions contemplated hereby will not alter or impair the rights of TARGET to any of the Intellectual Property, any trade secret material to TARGET, or under any of the Intellectual Property Licenses. Each item of Intellectual Property owned or used by TARGET immediately prior to the Closing hereunder will be owned or available for use by BUYER on identical terms and conditions immediately subsequent to the Closing, though it may be through ownership of TARGET and not directly. Neither TARGET nor SELLER, nor any Affiliates, officers, shareholders, directors, or employees of each of them has disclosed any proprietary information relating to the Intellectual Property or the Intellectual Property Licenses to any person other than BUYER and the employees, consultants, accountants, lawyers, and other advisors of the Companies. Each of TARGET, SELLER and their Affiliates, officers, shareholders, directors, or employees has disclosed trade secrets to other Persons solely as required for the conduct of TARGET’s business and solely under nondisclosure agreements that are enforceable by TARGET. TARGET is not under any contractual or other obligation to disclose any proprietary information relating to the Intellectual Property, any trade secret material of TARGET or the Intellectual Property Licenses, nor is any other party to the Intellectual Property Licenses under any such obligation to disclose proprietary information included in or relating to Intellectual Property, any trade secret material to TARGET or the Intellectual Property Licenses to any Person, and no event has taken place, including the execution and delivery of this Agreement and the transactions contemplated hereby or any related change in the business activities of TARGET, that would give rise to such obligation. TARGET has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties. None of SELLER or TARGET has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that TARGET must license or refrain from using any Intellectual Property rights of any third party). No item of Intellectual Property: (a) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge; or (b) is the subject of any pending or threatened action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand which challenges the legality, validity, enforceability, use, or ownership of the item of Intellectual Property. TARGET has never agreed to indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

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4.11.        Labor Relations; Employees. Schedule G contains the names and titles of the employees of TARGET.

4.11.1        TARGET, to best of SELLERS knowledge, is not in violation of material federal, state, or other applicable Law respecting employment, social security or employment practices relating to TARGET’s own employees.

4.11.2       TARGET, to best of SELLERS knowledge, is not delinquent in payments to any of TARGET’s employees for any wages, salaries, commissions, bonuses, or other direct compensation for any services performed by the employees of TARGET to the date hereof or amounts required to be reimbursed to such employees. There is no unfair labor practice complaint against TARGET pending before any Governmental Authority. There is no labor strike, dispute, slowdown, or stoppage actually pending or threatened against or involving TARGET. TARGET is not a party to or bound by any collective bargaining agreement and neither any grievance nor any arbitration proceeding arising out of or under a collective bargaining agreement is pending and no such claim has been asserted. No labor union currently represents the employees of TARGET and no labor union has taken any action with respect to organizing the employees of TARGET. No key employee has informed TARGET that such employee will or may terminate his or her employment or engagement with TARGET, except as otherwise described to BUYER on Schedule G, or if occurring after the Effective Date, as described in written notice from TARGET to BUYER prior to Closing. There are no payments of benefits to the employees of TARGET above or different from the statutory benefits corresponding under the applicable labor law. TARGET has filed or caused to be filed all Returns required by any Governmental Authority.

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4.12        Litigation. There is no Action pending or known as threatened against TARGET. Neither TARGET nor any of TARGET’s respective assets or properties, nor, in connection with TARGET’s business, nor any shareholder, director, officer or employee of TARGET, is subject to any Order which is material to the Condition of TARGET. There is no Action by TARGET currently pending or which TARGET intends to initiate, which is material to the Condition of TARGET.

4.13       Compliance with Laws; Permits. TARGET has not violated or failed to comply with, in any material respect, any Law to which TARGET or any of TARGET’s properties or assets is subject. TARGET has all Permits that are necessary for the conduct of its business as presently conducted except to the extent the failure to have any such Permit would not materially adversely affect the Condition of TARGET. All Permits are, and as of the Closing will be, in full force and effect. No violation or notice of failure to comply have been issued or recorded in respect of any Permit. There are no proceedings pending or threatened to revoke, suspend, or limit any such Permit, nor is there any reasonable basis therefor.

4.14        Taxes. All Returns required to be filed by TARGET have been timely filed. All such Returns are true, correct, and complete in all material respects. All Taxes due or claimed to be due from TARGET have been paid except to the extent properly reserved against on the TARGET Financial Statements. No Return of TARGET is under audit by any Governmental Authority There are in effect no waivers of the applicable statute of limitations for Taxes in any jurisdiction for TARGET for any period.

4.15       Books and Records. The books of account, ledgers and records of TARGET accurately and completely reflect in all material respects the Condition of TARGET. The minute books of TARGET fully set forth all material action taken by the Board of Directors, shareholders and, if any, executive board (or other committee thereof) of TARGET.

4.16       Transactions with Affiliates. Except as described on Schedule E, TARGET does not have any obligation to or claim against any past or present owner of TARGET, and no such Person has any obligation to or claim against TARGET. No past or present owner of TARGET has any direct or indirect interest of any kind in any business or entity, which is competitive with TARGET.

4.17       Brokers or Finders. SELLER has not engaged a Broker in regards to the this transaction. BUYER is not obligated for same in any way.

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4.18       Employment of Officers, Employees, and Consultants. BUYER affirms and consents to the employment agreement(s) of Hubert J. (“Hub”) Blanchette attached hereto as Exhibits A.

4.19       Insurance. TARGET presently maintains and has maintained in effect since its formation all the insurance policies required by Law or reasonably appropriate in connection with the operation of its business as presently conducted.

4.20       Absence of Undisclosed Liabilities. TARGET does not have any Liability under GAAP, except as disclosed on the TARGET Financial Statements.

4.21       Disclosure. In connection with the purchase of the TARGET Shares by BUYER, TARGET and SELLER have disclosed to BUYER all material facts and information concerning TARGET, its Condition, and the TARGET Shares, and have not made any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements contained herein not misleading. There is no fact or circumstance which has, or is reasonably likely to have, an adverse effect on TARGET which has not been disclosed herein and known by SELLER and or TARGET.

4.22       Security Matters. The BUYER Shares are received by SELLER for investment purposes for SELLER’s own account, and not with the view to, or for resale in connection with, any distribution thereof. SELLER understands that BUYER Shares have not been registered under the Securities Act, or under the securities laws of various states, by reason of a specified exemption from the registration provisions thereunder. SELLER acknowledges that the BUYER Shares must be held indefinitely unless the BUYER Shares are subsequently registered under the Securities Act and under applicable state securities laws or an exemption from such registration is available. SELLER has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act which permits limited resale of the securities purchased in a private placement subject to the satisfaction of certain conditions including, among other things, the availability of certain current public information about BUYER and compliance with applicable requirements regarding the holding period, the amount of securities to be sold, and the manner of sale. SELLER is a sophisticated investor with knowledge and experience in business and financial matters and is able to bear the economic risk and lack of liquidity inherent in owning the BUYER Shares. SELLER understands and acknowledges that no Governmental Authority has been asked to rule on nor has it ruled on the tax or other consequences of the transactions contemplated hereby. SELLER represents and covenants that SELLER is an “Accredited Investor” as defined in Rule 501(a) of Regulation D under the Securities Act. SELLER understands that all certificates for BUYER Shares shall bear a legend in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED, SOLD TRANSFERRED OR OTHERWISE DISPOSED OF WITHOUT SUCH REGISTRATION OR THE DELIVERY TO THE ISSUER OF AN OPINION OF COUNSEL, SATISFACTORY TO THE ISSUER, THAT SUCH DISPOSITION WILL NOT REQUIRE REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT, AS AMENDED, OR ANY STATE SECURITIES LAWS.”

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5. REPRESENTATIONS, WARRANTIES, AND AGREEMENTS OF BUYER.

BUYER, hereby represents and warrants to, and agrees to the benefit of TARGET and SELLER as follows, (a) except as expressly otherwise disclosed in this Agreement or any attached Schedule to the contrary; or (b) with the understanding that certain representations are being made to the best knowledge of BUYER

5.1       Organization, Good Standing, and Qualification. BUYER is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. BUYER has all requisite power and authority to carry on its business as now conducted and as proposed to be conducted. BUYER is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify could have a material adverse effect on its Condition.

5.2       Capitalization. The authorized capital stock of BUYER BUYER is identified on Schedule B. All the outstanding shares have been duly and validly issued, are fully paid and non-assessable. BUYER does not have outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock. There are no agreements among the shareholders of BUYER with respect to the voting or transfer of the capital stock of BUYER. None of BUYER’ s shareholders have preemptive rights. Schedule B hereto includes a complete and correct list, as of immediately prior to the Closing, of the name of each of BUYER’ s shareholders and the number of shares of stock owned by such shareholder and the holders of any options or warrants. There is no outstanding security, option, warrant, right, agreement, understanding or commitment of any kind entitling any person or entity to acquire any of BUYER’ s common stock. BUYER’ s common stock has not been registered with the SEC or any state regulatory authority.

5.3.        Authority; Execution and Delivery; Requisite Consents, Non-violation. BUYER has, and at the Closing will have, all requisite power and authority to execute, deliver and perform this Agreement and each other document or instrument executed by any of them, or any of its officers, in connection herewith or therewith or pursuant hereto or thereto and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of BUYER. This Agreement is duly executed and delivered by BUYER and is the legal, valid, and binding obligation of BUYER, enforceable against BUYER in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, or other similar laws affecting the enforceability of creditors’ rights in general or by general principles of equity. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and thereby (including the issuance of the Common Stock) will not require, to the BUYER’s best knowledge: (a) the consent, license, permit, waiver, approval, authorization or other action of, by or with respect to, or registration, declaration or filing with, any Governmental Authority or any other Person; (b) contravene: (i) any Law to which BUYER is subject; nor (ii) any judgment, decree, franchise, order or demand applicable to BUYER; (c) conflict or be inconsistent with or result in any breach of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of BUYER’ s properties or assets pursuant to the terms of any indenture, mortgage, deed of trust agreement or other instrument to which BUYER is a party or bound or to which BUYER may be subject or violate any provision of BUYER’s organization documents. BUYER, is not in default with respect to any applicable Law which is likely to adversely affect BUYER’s ability to perform BUYER’s obligations hereunder and entering into this Agreement will not violate any Law.

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5.4       Financial Information. The BUYER is a public company and all financial information is timely filed with the SEC.

5.5        Certain Changes or Events. As to BUYER:

5.5.1       there will have been no change in the Condition of BUYER, except for changes which have not been, in the aggregate, materially adverse to BUYER;

5.5.2       there will be no revocation or change in any Contract or Permit or right to do business, and no other event or occurrence of any character, whether insured against, which results, or could reasonably be expected to result, in a material adverse change in the Condition of BUYER;

5.5.3        BUYER will not authorize or made any distributions, or declare or pay any dividends, upon or with respect to any of its capital stock, or other equity interests, nor will BUYER have redeemed, purchased, or otherwise acquired, or issued or sold, any of its capital stock or other equity interests except as may benefit all shareholders and as disclosed to the SEC.;

5.5.4        BUYER is a public company engaged in acquiring a number of Micro-Brands a well as deploying its proprietary technology under license to other retailers. This transaction is consistent with the purpose of the BUYER.

5.5.5        BUYER will have not incurred any indebtedness for borrowed money or made any loans or advances that encumber the Target without the express permission of SELLERS now or during the Standby Period;

5.5.6       there will have been no waiver by BUYER of a material right or of a material debt owed to BUYER;

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5.5.7        BUYER will not have failed to satisfy or discharge any Lien, except in the ordinary course of business and which is not material to the Condition of BUYER; and

5.5.8       there has been no material change in any compensation, arrangement or agreement with any employee, director, shareholders, or Affiliate of BUYER that effects SELLER or TARGET.

5.6       Title to Assets. BUYER has title to all its assets- see filings with the SEC..

5.7       Contracts. BUYER’s Contracts are; (a) in full force and effect; and (b) constitute legal, valid and binding obligations of BUYER. Each other party thereto, has performed in all material respects all obligations required to be performed by it on or before the date hereof under the Contracts. No violation exists in respect of a Contract on the part of BUYER or any other party thereto. None of the Contracts is currently being renegotiated. The validity, effectiveness and continuation of all Contracts will not be materially adversely affected by the transactions contemplated by this Agreement.

5.8        Intellectual Property. BUYER has title to all its intellectual property including three patents, the specificity of which is part and parcel of BUYER’s filings with the SEC.

5.9        Labor Relations; Employees. BUYER to best of Management’s knowledge, is not in violation of material federal, state, or other applicable Law respecting employment, social security or employment practices relating to BUYER’s own employees.

5.9.1       BUYER, to best of Management’s knowledge, is not delinquent in payments to any of BUYER’s employees for any wages, salaries, commissions, bonuses, or other direct compensation for any services performed by the employees of BUYER to the date hereof or amounts required to be reimbursed to such employees. There is no unfair labor practice complaint against BUYER pending before any Governmental Authority. There is no labor strike, dispute, slowdown, or stoppage actually pending or threatened against or involving BUYER. BUYER is not a party to or bound by any collective bargaining agreement and neither any grievance nor any arbitration proceeding arising out of or under a collective bargaining agreement is pending and no such claim has been asserted. No labor union currently represents the employees of BUYER and no labor union has taken any action with respect to organizing the employees of BUYER. No key employee has informed BUYER that such employee will or may terminate his or her employment or engagement with BUYER that may affect SELLER or TARGET. TARGET has filed or caused to be filed all Returns required by any Governmental Authority.

5.10        Litigation. There is no Action pending or known as threatened against BUYER. Neither BUYER nor any of its respective assets or properties, nor, in connection with its business, nor any shareholder, director, officer or employee of BUYER, is subject to any Order which is material to the Condition of BUYER. There is no Action by BUYER currently pending or which BUYER intends to initiate, which is material to the Condition of BUYER.

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5.11       Compliance with Laws; Permits. BUYER has not violated or failed to comply with, in any material respect, any Law to which BUYER or any of BUYER’ s properties or assets is subject. BUYER has all Permits that are necessary for the conduct of its business as presently conducted except to the extent the failure to have any such Permit would not materially adversely affect the Condition of BUYER. All Permits are, and as of the Closing will be, in full force and effect. No violation or notice of failure to comply have been issued or recorded in respect of any Permit. There are no proceedings pending or threatened to revoke, suspend, or limit any such Permit, nor is there any reasonable basis therefor.

5.12        Taxes. All Returns required to be filed by BUYER have been timely filed. All such Returns are true, correct, and complete in all material respects. All Taxes due or claimed to be due from BUYER have been paid except to the extent properly reserved against on the BUYER Financial Statements. No Return of BUYER is under audit by any Governmental Authority. There are in effect no waivers of the applicable statute of limitations for Taxes in any jurisdiction for BUYER for any period.

5.13       Books and Records. The books of account, ledgers, and records of BUYER accurately and completely reflect in all material respects the Condition of BUYER. The minute books of BUYER fully set forth all material action taken by the Board of Directors, shareholders and, if any, executive board (or other committee thereof) of BUYER.

5.14       Transactions with Affiliates. BUYER does not have any obligation to or claim against any past or present owner of BUYER, or any of such owner’s Affiliates, associates, or relatives, and no such Person has any obligation to or claim against BUYER that would affect this transaction.

5.14.1 BUYER currently has 4 subsidiaries an routinely has transactions between the subsidiaries: 12 Hong Kong, Ltd., 12 Japan, 12 Europe, A.G., 12 Retail, Inc

5.14.2 BUYER has announced that it has signed “Non-Binding Letter’s of Intent” with 3 potential acquisition targets of which TARGET is not one. BUYER intends to acquire each of these acquisition targets and others.

5.15       Brokers or Finders. BUYER has not entered into an agreement to pay finders or broker fees to any party as a result of this transaction.

5.16       Insurance. BUYER does not have any insurance polices, each of its subsidiaries maintains any and all insurances its requires, if any, for its business.

5.17       Absence of Undisclosed Liabilities. BUYER does not have any Liability under GAAP, except as disclosed on the BUYER Financial Statements files with the SEC.

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5.18       Disclosure. In connection with the purchase of the BUYER Shares by SELLER, BUYER has disclosed to SELLER all material facts and information concerning BUYER, its Condition and the BUYER Shares, and has not made any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements contained herein not misleading per BUYER’s filings with the SEC. There is no fact or circumstance which has, or is reasonably likely to have, an adverse effect on SELLER which has not been disclosed herein and known by SELLER.

5.20       Security Matters. The TARGET Shares received by BUYER are for investment purposes for BUYER’ s own account, and not with the view to, or for resale in connection with, any distribution thereof. BUYER understands that the TARGET Shares have not been registered under the Securities Act, or under the securities laws of various states, by reason of a specified exemption from the registration provisions thereunder. BUYER acknowledges that the TARGET Shares must be held indefinitely unless the TARGET Shares are subsequently registered under the Securities Act and under applicable state securities laws or an exemption from such registration is available. BUYER has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act which permits limited resale of the securities purchased in a private placement subject to the satisfaction of certain conditions including, among other things, the availability of certain current public information about TARGET and compliance with applicable requirements regarding the holding period and the amount of securities to be sold and the manner of sale. BUYER is a sophisticated investor with knowledge and experience in business and financial matters and is able to bear the economic risk and lack of liquidity inherent in owning the TARGET Shares. BUYER has received and carefully reviewed, if available and applicable: (a) TARGET’s most recent SEC filings, and (b) all other information filed by TARGET pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended; and (c) information supplied otherwise that otherwise supplies adequate material information. BUYER understands and acknowledges that no Governmental Authority has been asked to rule on nor has it ruled on the tax or other consequences of the transactions contemplated hereby. BUYER represents and covenants that BUYER is an “Accredited Investor” as defined in Rule 501(a) of Regulation D under the Securities Act. BUYER understands that all certificates for the TARGET Shares shall bear a legend in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED, SOLD TRANSFERRED OR OTHERWISE DISPOSED OF WITHOUT SUCH REGISTRATION OR THE DELIVERY TO THE ISSUER OF AN OPINION OF COUNSEL, SATISFACTORY TO THE ISSUER, THAT SUCH DISPOSITION WILL NOT REQUIRE REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT, AS AMENDED, OR ANY STATE SECURITIES LAWS.”

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6. CONDITIONS OF BUYER’ S OBLIGATIONS AT CLOSING.

The obligation of BUYER to purchase the TARGET Shares at Closing is subject to the fulfillment, to BUYER’ S satisfaction, prior to or at the Closing, of each of the following conditions:

6.1       Representations and Warranties. The representations and warranties of TARGET and SELLER contained in this Agreement shall be true and correct in all material respects on the Effective Date and as of the Closing Date, as if made on and as of each such date.

6.2       Performance. SELLER and TARGET shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by SELLER and/or TARGET prior to or at the Closing.

6.3       Stock Certificates, Etc. Within 10 days of the Closing, SELLER shall have tendered to BUYER a certificate representing the TARGET Shares, together with a stock power, in accordance with this Agreement. All certificates delivered by SELLER shall be in form and substance satisfactory to BUYER and sufficient to transfer to and vest in BUYER good and valid title to the TARGET Shares, free and clear of any Lien.

6.4       No Material Adverse Change. There shall not have occurred any material adverse change in the Condition of TARGET since the date hereof.

6.5       Consents. TARGET and SELLER shall have obtained all consents, approvals, or waivers from Governmental Authorities and third Persons necessary for the execution, delivery and performance of this Agreement and the transactions contemplated hereby and thereby, all without material cost or other adverse consequences to BUYER.

6.5       No Actions. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened, or proposed before any court, governmental agency or authority or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, this Agreement or the consummation of the transactions contemplated by this Agreement.

6.6       Proceedings and Documents. All proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to BUYER and its counsel, and BUYER shall have received all such counterpart originals or certified or other copies of such documents as BUYER may reasonably request.

6.7       Additional Documents. At Closing, the Parties shall cause an additional agreement or agreements as contained under any schedule or exhibit hereto, to be executed and delivered by those named therein.

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7. CONDITIONS OF SELLER’ S OBLIGATIONS AT CLOSING.

The obligations of SELLER to BUYER under this Agreement are subject to the fulfillment, to SELLER’s reasonable satisfaction, prior to or at the Closing, of each of the following conditions:

7.1       Representations and Warranties. The representations and warranties of BUYER contained in this Agreement shall be true and correct in all material respects on the Effective Date and as of the Closing Date, as if made on and as of each such date.

7.2       Performance. BUYER shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

7.3       Stock Certificates, Etc. Within 10 days of Closing, BUYER’s Stock Transfer Agent shall have tendered to SELLER a certificate representing the BUYER Shares in accordance with this Agreement. All certificates delivered by BUYER shall be in form and substance reasonably satisfactory to SELLER and sufficient to transfer to and vest in SELLER good and valid title to the BUYER Shares, free and clear of any Lien. At Closing the Parties will enter into an unconditional Letter of Instruction to the BUYER’s Stock Transfer Agent (Exhibit C) authorizing the issuing of the BUYER shares indicated on Exhibit A.

7.4       No Material Adverse Change. Not Applicable.

7.5       No Actions. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened, or proposed before any court, governmental agency or authority or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, this Agreement or the consummation of the transactions contemplated by this Agreement.

7.6       Proceedings and Documents. All proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to BUYER and its counsel, and BUYER shall have received all such counterpart originals or certified or other copies of such documents as BUYER may reasonably request.

7.7       Additional Documents. At Closing, SELLER, TARGET, and BUYER shall cause any additional agreement or agreements as contained under any schedule or exhibit hereto, to be executed and delivered by those named therein.

7.8       Post Closing Matters. The following actions shall become effective on Closing, with the exception as stated under “Post-Closing Matters” below: Target’s Board of Directors will be increased to three board members and initially comprised of: 2 representatives selected by BUYER and Hubert J. Blanchette shall remain as Chief Executive Officer and a Secretary will be appointed by BUYER. All other officers and directors, if applicable, resign.

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8. INDEMNIFICATION AND SURVIVAL.

8.1       Indemnification by TARGET and SELLER. TARGET and SELLER, jointly and severally, agree to indemnify the BUYER Indemnified Parties for, and hold each BUYER Indemnified Party harmless from and against the Indemnified Costs, in each case, arising out of or suffered or incurred in connection with any of the following: (a) any misrepresentation or any breach of any warranty made by TARGET and or SELLER herein or in any documents related hereto; (b) any breach or non-fulfillment of any covenant or agreement made by TARGET and or SELLER herein, and (c) any claim relating to or arising out of a violation of applicable federal or state securities laws by TARGET and or SELLER in connection with the TARGET Shares.

8.2       Indemnification by BUYER. BUYER agrees to indemnify the SELLER Indemnified Parties for, and hold the SELLER Indemnified Party harmless from and against any Indemnified Costs arising out of or suffered or incurred in connection with any of the following: (a) any misrepresentation or any breach of any warranty made by BUYER herein or in any documents related hereto; (b) any breach or non-fulfillment of any covenant or agreement made by BUYER herein, and (c) any claim relating to or arising out of a violation of applicable federal or state securities laws by BUYER in connection with the BUYER Shares.

8.3       Survival. All representations, warranties, covenants and agreements contained in or made pursuant to this Agreement or contained in any certificate delivered pursuant to this Agreement, shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any party hereto, and shall survive the transfer of the common stock and the consummation of the transactions contemplated hereby for a period of 12 months, unless a claim is made prior thereto; provided, however, that neither a BUYER Indemnified Party nor a SELLER Indemnified Party shall be entitled to make any claim relating to this Agreement unless the aggregate amount of all Indemnified Costs or the claim incurred by such party as a result of all misrepresentations and breaches of the other party(ies) hereto is equal to or greater than $10,000 in which case the BUYER Indemnified Party or SELLER Indemnified Party will be entitled to the amount of its claim in excess of $10,000.

9. POST-CLOSING MATTERS.

This Section 9 shall become effective immediately upon the Closing of this Agreement including completion of the transfers of the TARGET Shares and the BUYER Shares so that the following shall apply and shall control from and after that date. After the Closing, in the event of a conflict between the provisions of this Section 9 and any other provisions of this Agreement, this Section 9 shall control.

9.1       Standby Period: The Parties agree that there shall be a “Stand By Period whereby certain objectives or conditions need to be met as indicated below, They are;

9.1.1        BUYER shall intends within 12 months of the execution of this Agreement petition to have its common shares up-listed to a national recognized exchange such as the NASDAQ or NYSE/AMEX Exchange(s) who’s minimum requirement for listing includes, among other things, a requirement of a minimum $4.00 stock price quotation (“UP-LIST”); and

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9.1.2       BUYER shall invest at least $50,000 into Target within 60 days of the closing of this transaction to facilitate moving the TARGET production facility to the Salt Lake City, Utah area and the costs for the reinstatement of the TARGET subsidiaries.; and,

9.1.3       BUYER shall invest a further minimum of $150,000 in Target during the first 12 months after closing ; and,

9.1.4       BUYER may invest a further $200,000 in TARGET in the 13 to 24 month period following closing if TARGET meets certain financial requirements in the first 12 month period per 9.1.5 herein below;

9.1.5       Financial objectives: Subsequent to Closing SELLER shall submit to BUYER and BUYER will approve the operating Budget for each of the two periods below. And upon approval and subject to funding by BUYER, SELLER represents that TARGET will meet or exceed the following financial milestones.

9.1.5.1 Subject to the investment by BUYER of $150,000 in capital pursuant to 9.1.3 TARGET shall have 12 month revenue of $1.4 million dollars and an EBITDA of $300,000.

9.1.5.2 Subject to the investment by BUYER of an additional $200,000 in capital pursuant to 9.1.4 TARGET shall in the 13 to 24 month period have revenue of at least $3 million dollars and earn an EBITDA of $750,000.

9.1.6       Exemption to registration. Upon the 6 month anniversary of the closing of this transaction BUYER will deliver to SELLER or SELLER’s attorney the opinion of BUYER’s counsel relying upon an exemption to registration under Regulation D as promulgated by the SEC to remove the restrictive legend on the BUYER stock certificates that were delivered to SELLER pursuant to this Agreement (LEGAL OPINION).

9.1.7        Until the conclusion of the Standby Period is met the following Standby Provisions shall apply;

9.1.7.1      BUYER Shares shall not be sold, assigned, transferred, or subjected to an lien; and

9.1.7.2      During the Standby Period 600,000 of the BUYER shares that are part of the exchange price shall be held in escrow pending SELLER’s achieving the objectives set in 9.1.5.1 and 9.1.5.2.

9.1.7.3      there shall not be any material change or action or inaction outside the ordinary course of the business of TARGET without written agreement of BUYER.

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9.1.7.4 SELLER shall be entitled to receive up to 200,000 of the Escrow Shares or prorata amount based on EBITDA during the first 12 months; and,

9.1.7.5 SELLER shall be entitled to receive up to 400,000 of the Escrow Shares or prorata amount based on EBITDa during the 13 to 24 month period based; and;

9.1.7.6 SELLER is entitled to receive all of the remaining Escrow shares in the event that BUYER does not make the required funding identified herein.

9.1.7.7 At the conclusion of the 24 month standby period any ESCROW SHARES not released to the SELLER shall be returned to the BUYER as part of a “claw-back” provision and shall be accounted for at the then market price of the shares.

9.1.8       During the Standby Period, the Parties shall reasonably cooperate including executing additional reasonable documentation as needed.

9.1.9       Unless and to the extent otherwise confirmed in writing, it is the intentions of the Parties that no particular personal shall be deemed to be a member of a control group as such term is defined with reference to SEC related laws, regulations and statements.

9.2 Escrow. To insure compliance with the Stand By period conditions The BUYER shares shall be held subject to an Escrow Agreement between the Parties, the form of which is attached hereto as Exhibit C. A default by BUYER of this Agreement shall be deemed also a default of the Escrow Agreement and all Escrowed shares shall be immediately tendered to the SELLER. The Escrow Agreement shall appoint Belmont Acquisitions Corp. (“Belmont”) as the Escrow Agent and shall contain all of the following terms:

9.2.1       At Closing BUYER and SELLER will each pay to Belmont no fee for Belmont’s services as Escrow Agent.

9.2.2       Omit.

9.2.3       In all cases of a breach or break of the conditions contained in the Stand By period the ESCROW AGENT will supply the breaching or breaking party with written notice of the breach or break which notice shall contain a 30-day cure period.

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9.2.4       Breaching or Breaking Events. The injured Party will notify the ESCROW AGENT of the breaching of breaking event in writing. The following would constitute a breaching or breaking event;

9.2.4.1 Failure by BUYER to invest an aggregate of at least $400,000 in TARGET within 24 months of Closing per the schedule herein above

9.2.4.2 Failure by BUYER to provide SELLER with a LEGAL OPINION to release the legends on SELLER’s stock certificates as requested in writing by SELLERS after the conclusion of the required 6 month holding period.

9.2.5       Actions of ESCROW AGENT in the case of a Breaching or Breaking Event. In the event that ESCROW AGENT receives written notice from SELLER that there is a breaching or breaching event the ESCROW AGENET will provide written notice to BUYER providing the BUYER with evidence of the breaching or breaking event and issuing a 30-day cure notice.

9.2.5.1 Upon the expiration of the cure period indicated above if the BUYER has not resolved the breaching or breaking event, and has not received a written extension from SELLER than ESCROW AGENT shall immediately release to SELER the ESCROW SHARES.

9.2.5.2 Upon return of the ESCROW SHARES the ESCROW is terminated and the ESCROW AGENT has no further duties to any Party by way of the ESCROW AGREEMENT.

9.2.5.3 The ESCROW AGENT will be fully indemnified by all Parties to this Agreement for following the instructions contained in the ESCROW AGREEMENT.

9.2.6       Effect of the release of ESCROW SHARES and duties of the Parties. Upon the release of the ESCROW SHARES the Escrow Agreement shall be terminated.

9.2.7       Automatic termination and/or satisfaction of the Standby Period. In the event of an automatic termination and/or satisfaction of the Standby Period conditions the ESCROW is automatically terminated with the SELLER receiving the shares held in ESCROW. The Stand By period will be satisfied and/or terminated upon the first of any of the following events occurring;

9.2.7.1       ALL conditions of section 9.1 have been met.

9.2.7.2       BUYER and SELLER agree in writing to terminate the StandBy Period.

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10. GENERAL

10.1       Successors and Assigns. This Agreement is not assignable without the written consent of the Parties..

10.2       Entire Agreement. This Agreement, including the Exhibits and Schedules, is the complete agreement of the Parties. This Agreement supersedes all prior discussions, negotiations, agreements, and understandings between the Parties with respect to its subject matter and any such are merged herein and barred hereby.

10.3       Amendments. This Agreement may not be amended except by a written instrument duly executed by all Parties.

10.4       No Waiver. The failure or delay of any Party at any time or times to require performance of any provision or to exercise its rights with respect to any provision hereof, shall in no manner operate as a waiver of or affect such Party’s right at a later time to enforce the same. No waiver is valid unless in writing signed by the Party making the waiver.

10.5       Headings. The captions, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

10.6       Severability. The invalidity of any term or terms of this Agreement shall not affect any other term of this Agreement, which shall remain in full force and effect.

10.7       Notices. Any notice, communication, request, reply or advice in this Agreement provided or permitted to be given, shall be made or be served by delivering same by overnight mail or by delivering the same by a hand-delivery service. Such notice shall be deemed given when so delivered. For all purposes of Notice, the addresses of the Parties herein shall be the address set forth in their respective signature blocks to this Agreement.

10.8       Captions. Captions herein are for the convenience of the parties and shall not affect the interpretation of this Agreement.

10.9       Counterpart Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and may be signed by fax.

10.10       Parties in Interest. Provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and their heirs, executors, administrators, other permitted successors and assigns, if any.

10.11       Laws, Venue, Construction. This Agreement shall be governed by the laws of the State of Arizona without reference to conflict of laws principles and the sole and exclusive venue for any action, claim or dispute in respect of this Agreement shall be such court of competent jurisdiction as is located in the City of Scottsdale, State of Arizona. The Parties agree and acknowledge that each Party has reviewed this Agreement and the normal rule of construction that agreements are to be construed against the drafting party shall not apply in respect of this Agreement given the Parties have mutually negotiated and drafted this Agreement.

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10.12       Cooperation. The Parties agree to cooperate with one another concerning the performance of this Agreement, including reviewing and executing any document necessary for the performance of this Agreement, to comply with Law or as reasonably requested by any party hereto.

10.13       Independent Legal Counsel. Each Party has retained independent legal counsel in connection with the preparation of this Agreement.

10.14       Dispute Resolution. If, prior to the application of Section 9, there arises a material dispute between BUYER and any of TARGET and SELLER, the Parties to this Agreement agree to immediately meet at a promptly determined mutually acceptable date, time, and place, in an effort to try and resolve the dispute, before moving to any formal legal action.

10.15       Basket and Grace Period, Default. Notwithstanding anything to contrary contained in this Agreement, if any breach of this Agreement does not involve, in any singular circumstance or related circumstances a total amount of at least $3,000, the same shall not be treated as a material breach. If the breach relates to a non-monetary default for which money damages are inadequate, the breach is material. In the event of a material breach of this Agreement happens, a Party may claim a default of this Agreement only if first that Party supplies to the other Party written notice of default detailing the breach and a 10-business day opportunity to cure. If such Party does cure the breach, no breach is applicable.

This Exchange of Shares Agreement has been duly executed and delivered by the parties hereto on _____________________.

TARGET:

E-motion Apparel, INC.

A California corporation

By: ______________________________

Hubert J. Blanchette Chief Executive Officer

Address of Corporate Headquarters:

_____________________________________

_____________________________________

BUYER:

12 RETECH CORPORATION

A Nevada corporation

____________________________________

By: Angelo Ponzetta, Chief Executive Officer

Address Corporate Headquarters:

7135 E. Camelback Road Suite 230

Scottsdale, AZ 85252

SELLER:

Hubert J. Blanchette

_________________________

Hubert J. (“Hub”) an individual owning 100% of TARGET

Address the same as TARGET

[BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

Exchange of Shares Agreement re: E-motion Apparel Inc. Btwn: 12 ReTech & Blanchette March 2018 Page 26

SCHEDULE AND EXHIBITS

Schedule A – details of the Target Shares and the BUYER Shares

Schedule B – details of the BUYER Shares

Schedule C – Target Financial Statements

Schedule D – Target Balance Sheet

Schedule E – Target Material Contracts

Schedule F – Target Intellectual Property

Schedule G – Target Employees- omitted

Exhibit A – Form of Employment Agreement of Hubert J. (“Hub”) Blanchette

Exhibit B – Form of Escrow Agreement

Exhibit C - Transfer Agent Instruction Letter

SCHEDULES and EXHIBITS Exchange of Shares Agreement re: E-motion Apparel Inc. Btwn: 12 ReTech & Blanchette March 2018